Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

Media Contact:

Matthew Bashalany

+1.617.897.1545

matthew.bashalany@fticonsulting.com

FTI Consulting Announces Election of Eric Steigerwalt and Janet Zelenka as Independent Directors

Washington, D.C., March 31, 2025 — FTI Consulting, Inc. (NYSE: FCN) today announced that its Board of Directors elected Eric T. Steigerwalt and Janet H. Zelenka as independent directors of the Company, effective March 28, 2025, following the action of the Board to increase its overall size to 11 from nine.

Mr. Steigerwalt, age 63, is President and Chief Executive Officer of Brighthouse Financial, Inc., one of the largest providers of annuities and life insurance in the United States. Ms. Zelenka, age 66, is the former Executive Vice President, Chief Financial Officer (“CFO”) and Chief Information Officer (“CIO”) of Stericycle, Inc., a business-to-business services company that specializes in regulated medical waste disposal and compliance solutions that was acquired by WM (formerly known as Waste Management) in November 2024.

“I am delighted to welcome Eric and Janet to the FTI Consulting Board of Directors,” said Gerard E. Holthaus, non-executive Chairman of the Board at FTI Consulting. “As a CEO, Eric adds a deep understanding of operations, finance and culture to drive strategic outcomes, while Janet brings significant Audit Committee expertise in finance, IT, cybersecurity, governance and corporate ethics. They are both welcome additions to our Board.”

Mr. Steigerwalt has served as President and Chief Executive Officer of Brighthouse Financial since its spinoff from MetLife in August 2017. He held several prior roles at MetLife, including Interim CFO, Executive Vice President of the U.S. Retail business, CFO of the U.S. business, Treasurer, CFO of the Individual business, and Senior Vice President of Investor Relations.

“I am honored to join the Board of Directors at FTI Consulting,” Mr. Steigerwalt said. “I believe an organization’s culture is rooted in collaboration, accountability and continuous learning, all of which are traits that FTI Consulting’s experts display on a daily basis. I look forward to working with my fellow directors to continue to support the Company’s growth.”

Prior to joining Stericycle in June 2019, Ms. Zelenka spent 15 years with Essendant, Inc., a distributor of workplace essentials and logistical capabilities, including serving in roles such as CFO, CIO, Senior Vice President of Business Integration, Vice President of Finance and Pricing, and Vice President of Internal Audit.

Ms. Zelenka currently serves on the boards of two private companies: IDEAL Industries, a global designer and manufacturer of power management devices, interconnect solutions, and electrician tools and supplies, and U.S. Venture Holdings, Inc., a distributor of energy, tires, lubricants and transportation products. She serves as the Audit Committee Chair and is a member of the Compensation Committee on both boards.

“I am proud to join the FTI Consulting Board of Directors,” Ms. Zelenka said. “I have great respect for FTI Consulting and its reputation, and I believe my background in finance and technology, coupled with my expertise in governance, enterprise risk management and internal control design and oversight, will complement the existing strengths of the Company’s Board and management team.”

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,300 employees in 34 countries and territories as of December 31, 2024. The Company generated $3.69 billion in revenues during fiscal year 2024. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. More information can be found at www.fticonsulting.com.

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